EXHIBIT 99.1

JoS. A. Bank Clothiers Reports Fiscal Year 2012 Results; Sales Up, Profits Still Good, But Not Up to Normal Levels

HAMPSTEAD, Md., April 3, 2013 (GLOBE NEWSWIRE) -- JoS. A. Bank Clothiers, Inc. (Nasdaq:JOSB) announces today the results for its fiscal year ended February 2, 2013 ("fiscal year 2012").

Net sales reached a record of $1,049.3 million in fiscal year 2012, representing a 7.1% gain as compared with net sales of $979.9 million in fiscal year 2011. Comparable store sales decreased 0.5% during fiscal year 2012, while Direct Marketing sales increased 22.7%. Combined comparable store and Internet sales in fiscal year 2012 increased 2.0% when compared to fiscal year 2011.

Net income for fiscal year 2012 was $79.7 million, as compared with net income of $97.5 million for the fiscal year ended January 28, 2012 ("fiscal year 2011"), a decrease of 18.3%. The Company previously announced that net income for fiscal year 2012 was expected to be approximately 20% lower than net income for fiscal year 2011. Earnings per share for fiscal year 2012 were $2.84 as compared with earnings per share of $3.49 for fiscal year 2011.

Commenting on the Company's results, R. Neal Black, President and CEO of JoS. A. Bank Clothiers, Inc. stated: "Although we did not achieve an increase over the record earnings of fiscal year 2011, we were still very profitable with net income of 7.6% of net sales in fiscal year 2012. For the first time in our history, we exceeded the $1 billion sales milestone in fiscal year 2012 and our Direct Marketing business continued to perform well, with double-digit sales growth. The Company continues to maintain very solid cash flows and a strong balance sheet.  Additionally, we opened a total of 46 new stores in fiscal year 2012, including our 600th store."

"Total company sales for the year were up 7.1%," continued Mr. Black, "but not enough to offset higher marketing expenses and lower gross margin. We are disappointed that we were not able to drive the sales gains we expected in our comparable stores. For the most recent fourth quarter, sales started out slowly in November, partly due to Hurricane Sandy and the distractions of the national election. Going into the critical holiday selling season, we believed we had a strong marketing and promotional strategy for the period. However, many of the promotional items and a large part of our holiday assortment were items that sell in cold weather and the weather was unseasonably warm. During this period, our customers responded well to our suit promotions, but our promotions on other products such as sweaters, outerwear, hats, gloves, scarves and jackets were not successful."

"In 2013, once the cold weather clearance period is complete, one of our goals will be to return to previous levels of gross margin rates and advertising productivity. New and more focused casual assortments and additional slim-fit suit inventories are arriving this spring. During the first eight weeks of fiscal 2013, sales were up as compared to last year. However, we remain cautious about the first quarter of 2013, especially since we have not fully annualized the calendar shift for Easter and the larger volume sales periods are still ahead of us," stated Mr. Black.

A conference call to discuss the fiscal year 2012 earnings will be held Thursday, April 4, 2013 at 11:00 a.m. Eastern Time (ET). To join the call please dial (USA) 877-209-9922 or (International) 612-332-0932 at least five minutes before 11:00 a.m. ET. A replay of the conference call will be available after 1:00 p.m. ET on April 4, 2013 until April 11, 2013 at 11:59 p.m. ET by dialing (USA) 800-475-6701 or (International) 320-365-3844. The access code for the replay will be 286177. In addition, a webcast replay of the conference call will be posted on the investor relations section of our website: www.josbank.com.

JoS. A. Bank Clothiers, Inc., established in 1905, is one of the nation's leading designers, manufacturers and retailers of men's classically-styled tailored and casual clothing, sportswear, footwear and accessories. The Company sells its full product line through 603 stores in 44 states and the District of Columbia, a nationwide catalog and an e-commerce website that can be accessed at www.josbank.com. The Company is headquartered in Hampstead, Md., and its common stock is listed on the NASDAQ Global Select Market under the symbol "JOSB."

Our statements concerning future operations contained herein are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Actual results may differ materially from those forecasted due to a variety of factors outside of our control that can affect our operating results, liquidity, and financial condition. Such factors include risks associated with economic, weather, public health and other factors affecting consumer spending, (including negative changes to consumer confidence and other recessionary pressures), higher energy and security costs, the successful implementation of our growth strategy, (including our ability to finance our expansion plans), the mix and pricing of goods sold, the effectiveness and profitability of new concepts, the market price of key raw materials (such as wool and cotton), seasonality, merchandise trends and changing consumer preferences, the effectiveness of our marketing programs, (including compliance with relevant legal requirements), the availability of suitable lease sites for new stores, doing business on an international basis, the ability to source product from our global supplier base, legal and regulatory matters and other competitive factors. The identified risk factors and other factors and risks that may affect our business or future financial results are detailed in our filings with the Securities and Exchange Commission, including, but not limited to, those described under "Risk Factors" in our Annual Report on Form 10-K for the year ended February 2, 2013. These cautionary statements qualify all of the forward-looking statements we make herein. We cannot assure you that the results or developments anticipated by us will be realized or, even if substantially realized, that those results or developments will result in the expected consequences for us or affect us, our business or our operations in the way we expect. We caution you not to place undue reliance on these forward-looking statements, which speak only as of their respective dates. Interim period sales are not necessarily indicative of sales expected for the full quarter. Furthermore, sales are just one component of earnings and no projection of earnings should be inferred from any discussion of interim period sales or other information in this release. We do not undertake an obligation to update or revise any forward-looking statements to reflect actual results or changes in our assumptions, estimates or projections. These risks should be carefully reviewed before making any investment decision.

JOS. A. BANK CLOTHIERS, INC.
CONSOLIDATED BALANCE SHEETS
AS OF JANUARY 28, 2012 AND FEBRUARY 2, 2013

	January 28, 2012	February 2, 2013
	(In thousands, except share information)
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$ 87,230	$ 71,288
Short-term investments	240,252	305,833
Accounts receivable, net	15,906	10,644
Inventories	304,655	330,502
Prepaid expenses and other current assets	20,886	23,922
Total current assets	668,929	742,189
NONCURRENT ASSETS:
Property, plant and equipment, net	144,392	152,360
Other noncurrent assets	291	298
Total assets	$ 813,612	$ 894,847
LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES:
Accounts payable	$ 66,664	$ 53,782
Accrued expenses	92,937	104,639
Deferred tax liability — current	8,479	11,928
Total current liabilities	168,080	170,349
NONCURRENT LIABILITIES:
Deferred rent	47,600	45,531
Deferred tax liability — noncurrent	11,973	9,791
Other noncurrent liabilities	1,025	1,613
Total liabilities	228,678	227,284
COMMITMENTS AND CONTINGENCIES
STOCKHOLDERS' EQUITY:
Preferred stock, $1.00 par, 500,000 shares authorized, none issued or outstanding	—	—
Common stock, $0.01 par, 45,000,000 shares authorized, 27,622,054 issued and outstanding at January 28, 2012 and 27,827,837 issued and outstanding at February 2, 2013	277	279
Additional paid-in capital	91,766	94,757
Retained earnings	493,022	572,718
Accumulated other comprehensive income (loss)	(131)	(191)
Total stockholders' equity	584,934	667,563
Total liabilities and stockholders' equity	$ 813,612	$ 894,847

Note: The foregoing audited Consolidated Balance Sheets are excerpts from our Consolidated Financial Statements (as of January 28, 2012 and as of February 2, 2013) and do not include the Notes, which are an integral part thereof. The foregoing audited financial information should be read in conjunction with the Company's Annual Report on Form 10-K for the fiscal year ended February 2, 2013 which was filed with the Securities and Exchange Commission on April 3, 2013.

JOS. A. BANK CLOTHIERS, INC.
CONSOLIDATED STATEMENTS OF INCOME
FOR THE YEARS ENDED JANUARY 29, 2011, JANUARY 28, 2012 AND FEBRUARY 2, 2013

	Fiscal Year
	2010	2011	2012
	(In thousands, except per share information)
NET SALES	$ 858,128	$ 979,852	$ 1,049,313
Cost of goods sold	320,585	371,577	437,551
GROSS PROFIT	537,543	608,275	611,762
OPERATING EXPENSES:
Sales and marketing, including occupancy costs	326,464	372,268	409,150
General and administrative	69,472	76,600	74,172
Total operating expenses	395,936	448,868	483,322
OPERATING INCOME	141,607	159,407	128,440
OTHER INCOME (EXPENSE):
Interest income	589	347	429
Interest expense	(136)	(312)	(26)
Total other income (expense)	453	35	403
Income before provision for income taxes	142,060	159,442	128,843
Provision for income taxes	56,261	61,951	49,147
NET INCOME	$ 85,799	$ 97,491	$ 79,696
PER SHARE INFORMATION
Earnings per share:
Basic	$ 3.11	$ 3.51	$ 2.86
Diluted	$ 3.08	$ 3.49	$ 2.84
Weighted average shares outstanding:
Basic	27,553	27,757	27,901
Diluted	27,851	27,961	28,013

Note: The foregoing audited Consolidated Statements of Income are excerpts from our Consolidated Financial Statements for each of the three years ended February 2, 2013 and do not include the Notes, which are considered an integral part thereof. The foregoing audited financial information should be read in conjunction with the Company's Annual Report on Form 10-K for the fiscal year ended February 2, 2013 which was filed with the Securities and Exchange Commission on April 3, 2013.

JOS. A. BANK CLOTHIERS, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
FOR THE YEARS ENDED JANUARY 29, 2011, JANUARY 28, 2012 AND FEBRUARY 2, 2013

	Fiscal Year
	2010	2011	2012
	(In thousands)
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$ 85,799	$ 97,491	$ 79,696
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	24,479	26,101	28,521
Loss on disposals of property, plant and equipment	357	311	269
Asset impairment charges	1,215	294	805
Non-cash equity compensation	1,252	2,547	2,236
Increase in deferred taxes	2,751	11,029	1,267
Changes in assets and liabilities:
(Increase) decrease in accounts receivable	(3,665)	(6,381)	5,262
(Increase) in inventories	(14,989)	(71,345)	(25,847)
(Increase) in prepaids and other current assets	(3,459)	(1,392)	(3,004)
(Increase) decrease in non-current assets	83	46	(7)
Increase (decrease) in accounts payable	13,280	35,159	(12,882)
Increase (decrease) in accrued expenses	1,738	(77)	9,782
(Decrease) in deferred rent	(2,574)	(1,679)	(2,069)
Increase (decrease) in other noncurrent liabilities	(28)	(288)	496
Net cash provided by operating activities	106,239	91,816	84,525
CASH FLOWS USED IN INVESTING ACTIVITIES:
Payments for capital expenditures	(29,352)	(37,531)	(35,643)
Proceeds from maturities of short-term investments	169,736	393,424	480,089
Payments to acquire short-term investments	(189,789)	(443,887)	(545,670)
Net cash (used in) investing activities	(49,405)	(87,994)	(101,224)
CASH FLOWS FROM FINANCING ACTIVITIES:
Income tax benefit from stock compensation plans	1,300	1,883	607
Net proceeds from issuance of common stock	1,013	546	784
Fractional share payments	(21)	—	—
Tax payments related to equity compensation plans	—	—	(634)
Net cash provided by financing activities	2,292	2,429	757
Net increase (decrease) in cash and cash equivalents	59,126	6,251	(15,942)
CASH AND CASH EQUIVALENTS, beginning of year	21,853	80,979	87,230
CASH AND CASH EQUIVALENTS, end of year	$ 80,979	$ 87,230	$ 71,288

Note: The foregoing audited Consolidated Statements of Cash Flows are excerpts from our Consolidated Financial Statements for each of the three years ended February 2, 2013 and do not include the Notes, which are considered an integral part thereof. The foregoing audited financial information should be read in conjunction with the Company's Annual Report on Form 10-K for the fiscal year ended February 2, 2013 which was filed with the Securities and Exchange Commission on April 3, 2013.

CONTACT:
JoS. A. Bank Clothiers, Inc., Hampstead, Md.
David E. Ullman
EVP/CFO
410-239-5715
or Investor Relations Information Request Website (http://phx.corporate-ir.net/phoenix.zhtml?c=113815&p=irol-inforeq), or Investor Relations Voicemail, 410-239-5900
E-commerce Address for JoS. A. Bank Clothiers, Inc.:
www.josbank.com